EXHIBIT 99.1

Press Release

For Immediate Release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION RAISES PRODUCTION GUIDANCE AND PROVIDES FINANCIAL

AND OPERATIONAL UPDATE FOR SECOND QUARTER 2007

DENVER – (PR Newswire) – August 7, 2007 – Bill Barrett Corporation (NYSE: BBG) today reported that production for the second quarter ended June 30, 2007 was 15.1 billion cubic feet equivalent (Bcfe), representing a 24% increase from the second quarter of 2006 and a 6% increase over the first quarter of 2007. For the first six months of 2007, production totaled 29.2 Bcfe, representing a 15% increase over the first six months of 2006. Including the effects of the Company’s hedging activities, the average sales price realized in the second quarter of 2007 was $5.92 per thousand cubic feet equivalent (Mcfe) compared to a realized price of $6.42 per Mcfe in the second quarter of 2006.

Discretionary cash flow (1), a non-GAAP measure defined below, was $55.1 million for the second quarter of 2007, compared to $51.6 million in the second quarter of 2006. For the first six months of 2007, discretionary cash flow (1) was $123.7 million, a 1% increase from the previous year period. Net income for the second quarter of 2007 was $9.9 million, compared to net income of $8.2 million for the second quarter of 2006. Included in net income in the second quarter of 2007 was a gain on sale of properties, primarily related to the sale of Williston Basin properties, of $11.0 million (pre-tax) and the impairment of certain properties held for sale of $2.3 million (pre-tax). Net income for the first six months of 2007 was $24.0 million, compared to net income of $30.3 million for the previous year’s period. Diluted earnings per share were $0.22 in the second quarter of 2007, compared to diluted earnings per share of $0.19 in the second quarter of 2006. Diluted earnings per share were $0.54 for the first six months of 2007, compared to diluted earnings per share of $0.69 in the first six months of 2006.

Fred Barrett, Chairman and Chief Executive Officer, commented, “We are proud to announce continued success in both our development and exploration programs. We increased production by 6% over the first quarter and are currently producing at a record rate of over 175 MMcfed (net). We are raising production guidance and expect to achieve 17-23% annual growth. We continue to be excited about our results in the West Tavaputs deep program as our four wells drilled so far have an average initial production rate of over 10 MMcfed (gross) and we believe we have drilled our best well to date with the Peters Point 5-2D. The first of two Montana Overthrust tests is nearing total depth and, based on hydrocarbon shows, we expect to set production casing to test the well. We also recently reached total depth on our third exploratory shale test in the Paradox Basin and plan to begin our 2007 Lake Canyon/Blacktail Ridge drilling program in the coming weeks. Although we anticipate lower gas prices and full pipelines from the Rockies over the coming months, we are over 60% hedged for the rest of the year to protect our cash flow. Furthermore, the Rockies Express West pipeline is scheduled to be in service January 2008, so we believe Rockies basis and pricing will improve significantly. We recently completed the sale of our Williston Basin properties and are well capitalized to continue to execute our growth strategy.”

Operations

In the second quarter of 2007, capital expenditures totaled $112 million. The current capital budget for 2007 remains $425-$450 million, of which the Company plans to spend approximately $315-$325 million for development drilling and facilities, $78-$88 million on exploration drilling, $20-$25 million for leasehold acquisitions, $8 million on geologic and geophysical costs, and $4 million for equipment and other costs. By basin for 2007, the Company currently plans to spend $190-$195 million in the Piceance, $165-$175 million in the Uinta, $30-$35 million in the Powder River, $20 million in the Wind River, and $20-$25 million in other areas. The Company anticipates participating in the drilling of up to 414 gross wells for the full year 2007, including 245 coalbed methane (“CBM”) wells.

The following table lists average production, wells spud, and total capital expenditures by basin for the second quarter of and year to date 2007.

	Second Quarter			Year to Date
Basin	Average Net Production (MMcfed)	Wells Spud	Capital Expenditures (millions)	Average Net Production (MMcfed)	Wells Spud	Capital Expenditures (millions)
Uinta	71	9	$48.9	68	15	$78.3
Piceance	51	25	45.7	49	45	73.1
Wind River	22	—	3.4	22	—	5.0
Powder River	15	23	6.7	16	56	16.1
Other	0	1	7.0	0	1	18.1

Sub-Total	159	58	111.7	155	117	190.6
Williston	6	—	0.7	7	—	2.7

Total	165	58	$112.4	162	117	$193.3

2007 Guidance

The Company provides the following guidance for capital expenditures, production and certain expenses based on information available at the time of this release.

Year Ending December 31, 2007
Capital expenditures (in millions):	$425 - $450

Production (in Bcfe):	61 – 64

Operating Costs (per Mcfe):
Lease operating expense	$0.70 - $0.75
Gathering and transportation expense	$0.35 - $0.40
General and administrative expense (excluding non-cash stock-based compensation)(2)	$0.48 - $0.52

The Company is increasing its guidance for lease operating expense per Mcfe due to higher than anticipated costs related to water management, workovers, and the inclusion of the higher per unit Williston Basin costs. The Company expects lease operating costs per Mcfe to decrease in the second half of the year due to efficiencies from water handling systems installed, fewer workovers, and increased production. Gathering and transportation costs per Mcfe are also being guided higher due to the Company’s increased costs to transport and process its gas. However, much of the increase in gathering and transportation costs is offset by higher price realizations.

The guidance amounts do not include capital expenditures, production or operating costs that may result from acquisitions. The guidance for capital expenditures excludes expected proceeds from joint exploration agreements or proceeds from any divestitures.

The guidance amounts are based on expected results of the Company’s capital expenditure program, but actual amounts will be dependent on existing and potential future material operating risks including oil and natural gas prices, regulatory restrictions, availability and cost of drilling, completion and other oilfield services, and gathering, compression, processing, and pipeline capacity (see “Forward-Looking Statements” below) and the magnitude of future exploration and development success. The Company will monitor these and other factors and may adjust its capital expenditure program accordingly. A reduction in capital expenditures may result in a reduction to production guidance. Production shut-ins due to pipeline constraints or low natural gas pricing could also result in lower production and higher per unit costs.

Operating and Drilling Update

Uinta Basin, Utah:

West Tavaputs – In late July 2007, third-party contracted field processing capacity increased to 110 MMcfd (gross) and field compression capacity is 135 MMcfd (gross). In the first quarter of 2008, the Company expects to add an additional 65 MMcfd (gross) third-party contracted processing capacity along with additional compression.

In the shallow (Wasatch/Mesaverde) program, the Company intends to drill 29 wells this year and has two rigs operating. Well results at both Peters Point and Prickly Pear continue to meet or exceed expectations.

In the deep (Navajo/Entrada/Dakota) program, the Company is encouraged with the results from all four wells drilled as initial production rates have averaged over 10 MMcfed (gross). The most recently completed well, the Peters Point 5-2D, came in structurally higher than prognosis, which is expected to broaden the size of the eastern deep structure. The 5-2D has produced an average of 9 MMcfed (gross) since it was placed on production in June 2007 at flowing pressure of 3,800 psi. The full potential of the well has not been established as the field was constrained by compression and processing capacity, but the well has the highest flow potential of our deep wells to date. The fifth well, Peters Point 8-2D, reached total depth of 14,612 feet in 60 drilling days and is expected to be in the process of completing next week. The Company plans to drill two additional deep wells on the eastern structure this year. One of these will be deepened to test Mississippian formations at a depth of approximately 19,000 feet.

Lake Canyon/Blacktail Ridge – Beginning in the next two weeks, the Company plans to drill at least three exploratory Wasatch wells at Lake Canyon and five exploratory stepout and infill Wasatch wells in the Blacktail Ridge area along the southwest flank of the Altamont Bluebell complex.

Piceance Basin, Colorado:

The Company has four rigs operating in the area and has increased current production to 63 MMcfed (net). The Company plans to participate in 102 wells in 2007, including 36 ten-acre pilot wells. Beginning in mid-August, the Company expects to process a large portion of its gas with a new third-party processing plant that has interconnects with Rockies Express pipeline.

Powder River Basin, Wyoming:

The Company is encouraged with results from its Big George CBM program at Cat Creek, Dead Horse and Willow Creek. However, production has been curtailed due to full gathering pipelines in the area. Projects to expand gathering capacity in the Powder River Basin are expected to begin being completed in late 2007.

Montana Overthrust, Montana:

The Company expects to reach total depth in the Draco 10-15 (50% working interest) within the next month. Based on numerous hydrocarbon shows, the Company intends to then set production casing and commence testing operations, which are expected to occur over the next two to three months.

Paradox Basin, Colorado:

The Company recently reached total depth on its third vertical Gothic shale test (55% working interest) and plans to conduct extensive core analysis. The Company plans to drill one additional vertical test and one horizontal test over the next six months.

Williston Basin, North Dakota:

On June 22, 2007, the Company sold its Williston Basin properties for approximately $81.5 million.

Hedging:

The Company recently added the following natural gas swaps:

Index	Period	Volume	Price
CIGRM (Colorado Interstate Gas)	4-10/2008	10,000 MMBtu/d	$7.14
CIGRM	11/2008 - 3/2009	15,000 MMBtu/d	$8.28

Please see the Company’s Form 10-Q for the quarter ended June 30, 2007 for a description of its current hedges.

As previously announced, a conference call to discuss second quarter results is scheduled for 12:00 p.m. EDT (11:00 a.m. CDT, 10:00 a.m. MDT) on Tuesday, August 7, 2007. The call participation number is 1-800-344-0624 in the U.S. and Canada (1-706-643-1890 outside the U.S. and Canada) and the passcode is 5742542. Access to a live Internet broadcast and user-controlled slides will be available at www.billbarrettcorp.com by clicking on the link entitled “Webcasts”. A telephonic replay will be available approximately two hours after the conference call and will continue to be available through Thursday, August 9, 2007. The replay telephone number is 1-800-642-1687 in the U.S. and Canada (1-706-645-9291 outside the U.S. and Canada) and the passcode is 5742542. A webcast archive also will be made available approximately one hour after the conference call. The web archive can be accessed at www.billbarrettcorp.com until August 9, 2007.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include terminology such as “may”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “encouraged”, “pursue”, “target”, “seek”, “objective”, “prognosis”, “guidance”, and “continue”, the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, the Company’s statements regarding projected annual growth rate, West Tavaputs drilling program, and exploration results and reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration drilling and test results, transportation, processing, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, the ability to receive drilling and other permits and regulatory approvals, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation’s risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2006. Actual results may differ materially from those anticipated or implied in the forward-looking statements. Bill Barrett Corporation does not intend to publicly update or revise any forward-looking statements as a result of new information, future events, or otherwise.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

The following is a summary of our operational and financial highlights. The financial statements that follow are unaudited and subject to adjustment.

Bill Barrett Corporation

Selected Operating Highlights

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Production:
Natural gas (MMcf)	13,924	11,119	26,955	23,323
Oil (MBbls)	188	176	378	332
Combined volumes (MMcfe)	15,052	12,175	29,223	25,315
Daily combined volumes (MMcfed)	165	134	161	140
Average Prices (including hedge effects)
Natural gas (per Mcf)	$5.60	$6.15	$6.12	$6.77
Oil (per Bbl)	58.99	55.70	55.33	53.31
Combined (per Mcfe)	5.92	6.42	6.36	6.94
Average Costs (per Mcfe):
Lease operating expense	$0.95	$0.61	$0.79	$0.56
Gathering and transportation expense	0.35	0.33	0.36	0.32
Production tax expense	0.34	0.54	0.37	0.58
Depreciation, depletion and amortization	2.95	2.71	2.92	2.52
General and administrative (excluding stock-based compensation) (2)	0.50	0.56	0.51	0.54

Bill Barrett Corporation

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands, except share and per share amounts)
Operating and Other Revenues:
Oil and gas production	$89,096	$78,213	$185,978	$175,711
Other	11,557	4,407	13,055	4,674

Total revenues	$100,653	$82,620	$199,033	$180,385
Operating Expenses:
Lease operating expense	14,246	7,371	23,086	14,193
Gathering and transportation expense	5,266	4,067	10,392	8,018
Production tax expense	5,139	6,525	10,696	14,779
Exploration expense	1,152	641	2,758	3,925
Impairment, dry hole costs and abandonment expense	3,274	6,944	6,872	7,088
Depreciation, depletion and amortization	42,785	33,041	81,858	63,808
General and administrative (2)	7,587	6,877	14,865	13,743
Non-cash stock-based compensation (2)	2,591	1,539	4,481	3,167

Total operating expenses	82,040	67,005	$155,008	128,721

Operating Income	18,613	15,615	44,025	51,664
Other Income and Expense:
Interest and other income	516	580	1,048	1,238
Interest expense	(3,079)	(2,884)	(5,954)	(4,355)

Total other income and expense	(2,563)	(2,304)	$(4,906)	(3,117)

Income before Income Taxes	16,050	13,311	39,119	48,547
Provision for Income Taxes	6,192	5,101	15,077	18,203

Net Income	$9,858	$8,210	$24,042	$30,344

Net Income Per Common Share, Basic:	$0.22	$0.19	$0.55	$0.70

Net Income Per Common Share, Diluted:	$0.22	$0.19	$0.54	$0.69

Weighted Average Common Shares Outstanding, Basic	44,008	43,636	43,970	43,606
Weighted Average Common Shares Outstanding, Diluted	44,799	44,096	44,646	44,124

Bill Barrett Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

	As of June 30, 2007	As of June 30, 2006
	(in thousands)
Assets:
Cash and cash equivalents	$28,128	$42,102
Other current assets	73,916	52,089
Property and equipment, net	1,067,583	1,002,826
Other noncurrent assets	6,557	2,040

Total assets	$1,176,184	$1,099,057

Liabilities and Stockholders’ Equity:
Current liabilities	$127,589	$104,484
Long-term debt	132,000	205,000
Other long-term liabilities	133,418	100,142
Stockholders’ equity	783,177	689,431

Total liabilities and stockholders’ equity	$1,176,184	$1,099,057

Bill Barrett Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Operating Activities:
Net Income	$9,858	$8,210	$24,042	$30,344
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	42,785	33,041	81,858	63,808
Impairment, dry hole costs and abandonment expense	3,274	6,944	6,872	7,088
Deferred income taxes	6,192	5,101	15,077	18,203
Stock compensation and other non- cash items	2,753	1,666	4,822	3,458
Amortization of deferred financing costs	121	105	233	334
Gain on disposal of properties	(10,994)	(4,137)	(11,996)	(4,276)
Change in operating assets and liabilities:
Accounts receivable	23,801	3,766	24,759	18,415
Prepayments and other assets	(1,043)	1,551	(2,526)	1,336
Accounts payable, accrued and other liabilities	12,181	4,339	(1,311)	(3,490)
Amounts payable to oil and gas property owners	(2,593)	(542)	1,723	(11,518)
Production taxes payable	2,844	4,140	4,480	6,568

Net cash provided by operating activities	89,179	64,184	148,033	130,270
Investing Activities:
Additions to oil and gas properties, including acquisitions	(101,031)	(173,573)	(188,125)	(274,790)
Additions of furniture, equipment and other	(682)	(840)	(2,114)	(1,560)
Proceeds from sale of properties	81,509	6,045	82,844	6,863

Net cash used in investing activities	(20,204)	(168,368)	(107,395)	(269,487)
Financing Activities:
Proceeds from debt	10,000	117,000	22,000	128,000
Principal payments on debt	(78,000)	(6,495)	(78,000)	(15,495)
Proceeds from sale of common stock	1,900	1,259	2,252	1,652
Deferred financing costs and other	(2)	(400)	(84)	(1,120)

Net cash provided by financing activities	(66,102)	111,364	(53,832)	113,037

Increase (Decrease) in Cash and Cash Equivalents	2,873	(7,180)	(13,194)	(26,180)
Beginning Cash and Cash Equivalents	25,255	34,922	41,322	68,282

Ending Cash and Cash Equivalents	$28,128	$42,102	$28,128	$42,102

Bill Barrett Corporation

Reconciliation of Discretionary Cash Flow (1) from Net Income

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)
Net Income	$9,858	$8,210	$24,042	$30,344
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	42,785	33,041	81,858	63,808
Dry hole costs, abandonment and impairment expense	3,274	6,944	6,872	7,088
Exploration expense	1,152	641	2,758	3,925
Deferred income taxes	6,192	5,101	15,077	18,203
Stock compensation and other non-cash items	2,753	1,666	4,822	3,458
Amortization of deferred financing costs	121	105	233	334
Gain on disposal of properties	(10,994)	(4,137)	(11,996)	(4,276)

Discretionary cash flow (1)	$55,141	$51,571	$123,666	$122,884

Per Mcfe	$3.66	$4.24	$4.23	$4.85
Per share, diluted	$1.23	$1.17	$2.77	$2.82

(1)	Discretionary cash flow is computed as net income plus depreciation, depletion, and amortization, impairment expenses, deferred income taxes, dry hole costs and abandonment expenses, exploration expenses, non-cash stock-based compensation, losses (gains) on disposals of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of its required cash for general and administrative expenses. Management also believes that this disclosure allows more accurate comparison to its peers who may have higher or lower costs associated with equity grants.

# # #